                                                                   Exhibit 10(k)

                DESCRIPTION OF LIZ CLAIBORNE, INC. 1997 SALARIED
                          EMPLOYEE INCENTIVE BONUS PLAN

For the 1997 fiscal year, Liz Claiborne, Inc. maintained a bonus plan for full time salaried employees under which bonuses were earned based upon a combination of return on invested operating capital and earnings per share, as measured against pre-established targets, and, as applicable, achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations, subject to certain terms and conditions. A similar bonus plan is anticipated for 1998.